EXHIBIT 10.4

Amendment No. 1

            This Amendment No. 1 (this “Amendment”) is made and entered into by and between ExpressJet Airlines, Inc. (“Maker”) and Continental Airlines, Inc. (“Holder”) and amends that certain promissory note in the original principal amount of $552,312,000.00, dated as of March 31, 2001, issued by Maker and payable to the order of Holder (as amended and restated effective November 5, 2002, the “Note”)olde. The parties desire to amend paragraph five of the Note to permit them to vary from time to time the manner in which certain prepayments will be credited under the Note without further amending the Note.

            Maker and Holder agree and do hereby amend paragraph five of the Note to read in its entirety as follows:

“Maker reserves the right to prepay this Note, in whole or in part, at any time, without penalty or notice.  All prepayments heretofore or hereafter made shall be applied in the inverse order of the required payments due under this Note except as provided below and except as otherwise specifically agreed from time to time in a writing signed by both parties; provided, however, that any prepayments under the Note made on or after November 13, 2002 but prior to January 1, 2003 shall first reduce the amount of the principal payment required to be made on March 31, 2003 (or the first Business Day thereafter) and shall thereafter be applied to the principal payment required to be made on June 30, 2003 (or the first Business Day thereafter).  All prepayments made pursuant to this paragraph after November 5, 2002 (each, a “New Prepayment”) shall be applied first to principal and then to any remaining accrued and unpaid interest. If Maker’s payment of a scheduled payment of interest and/or principal under the Note due after November 5, 2002 would have the projected effect, as mutually agreed by Holder and Maker (which agreement will not be unreasonably withheld), of reducing Maker’s cash and cash equivalents balance below eighty million dollars ($80,000,000) at the time of payment or any time during the two calendar quarters next following the date of such scheduled payment (the amount of such deficiency below $80,000,000 being herein called the “Cash Deficiency”), Maker shall be entitled to reduce the amount of such scheduled payment (but not the principal balance of or accrued interest on this Note) by an amount up to the lesser of (i) the amount of such Cash Deficiency or (ii) the aggregate amount of any New Prepayments (less any amount of a New Prepayment previously used as a reduction under this sentence). Any such reduction will be first applied to reduce any interest included in the scheduled payment and the balance to principal of such scheduled payment. If, as a result of any such reduction, any interest accrued on this Note as of the scheduled payment date is not paid in full on such payment date, such accrued interest shall be added to the principal balance of this Note effective as of such scheduled payment date.”

            This Amendment is dated and shall be effective as of March 27, 2003.

CONTINENTAL AIRLINES, INC.	EXPRESSJET AIRLINES, INC.

/s/ Jeffrey J. Misner	/s/ Frederick S. Cromer
Jeffrey J. Misner Senior Vice President and Chief Financial Officer	Frederick S. Cromer Vice President and Chief Financial Officer